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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELASE

Media Contact
Marvin Wamble
NorthPoint Communications
415-343-4091

Investor Contact
Terry McGovern
NorthPoint Communications
415-365-6096


NorthPoint Communications Files Petition for Chapter 11 Bankruptcy Protection

SAN FRANCISCO, January 16, 2001 - NorthPoint Communications, Inc. (NASDAQ:NPNT) announced today that it has filed a petition for Chapter 11 protection with the U.S. Bankruptcy Court for the Northern District of California in San Francisco.

The company also announced it has secured a commitment for up to $38 million of debtor in possession (DIP) financing from its existing lenders to continue day-to-day operations. $25 million of this financing commitment is available immediately and the remaining $13 million will be made available upon the satisfaction of certain conditions.

The company also announced its intention to proceed with a structured sale of substantially all of its business and assets. The company plans to seek approval today of open bid procedures from the U.S. Bankruptcy Court.

"When Verizon unexpectedly pulled out of the merger and its interim funding obligations, which we believe was a breach of Verizon's agreements with NorthPoint, it created a funding shortfall," said NorthPoint Communications President and CEO Liz Fetter. "Chapter 11 protection will provide NorthPoint with protection from creditors while enhancing our ability to meet our obligations to customers and vendors by reducing or restructuring our immediate financial obligations. NorthPoint plans to use this "breathing room" to look for a financially sound strategic partner who is interested in our network, our skilled and dedicated employees and our attractive customer base."

"Our immediate goal is to continue to provide outstanding service to our customers, pursue a successful outcome to the structured sale process and execute on a business plan that will allow us to optimize our resources," Fetter said. "Thanks to the dedicated effort of our employees and vendors, we believe we can meet these goals."

ABOUT NORTHPOINT COMMUNICATIONS

NorthPoint Communications Group, Inc. is one of the leading DSL service providers in the U.S. The company currently operates DSL-based local networks in 109 U.S. metropolitan statistical areas (MSAs). For additional information, visit www.northpoint.net.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: The statements contained in this release that are not historical facts may be deemed to contain forward-looking statements. Such statements are indicated by words or phrases such as "anticipate," "estimate," "projects," "believes," "intends," "expects" and similar words and phrases. Actual results may differ materially from those expressed or implied in any forward-looking statement as a result of certain risks and uncertainties. Some of these risks and uncertainties include, without limitation: NorthPoint's ability to raise additional capital, NorthPoint's dependence on strategic third parties to market and resell its services, intense competition for NorthPoint's service offerings, dependence on growth in demand for DSL-based services and other economic, business, competitive and/or regulatory risks and uncertainties detailed in the company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.